EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-116398 and 333-119362 on Form S-8 of our report dated February 29, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard for uncertainty in income taxes), relating to the financial statements and financial statement schedules of CB Richard Ellis Group, Inc. and the effectiveness of CB Richard Ellis Group, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of CB Richard Ellis Group, Inc. for the year ended December 31, 2007.

DELOITTE & TOUCHE LLP

Los Angeles, California

February 29, 2008